                                   UNITED STATES
                         SECURITIES AND EXCHANGE COMMISSION
                               WASHINGTON, D.C. 20549

                                    SCHEDULE 13G

                     UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                 (AMENDMENT NO. 1)*



                             InVision Technologies, Inc.
            ---------------------------------------------------------------
                                  (Name of Issuer)


                       Common Stock, par value $0.001 per share
            ---------------------------------------------------------------
                           (Title of Class of Securities)

                                     461851 10 7
            ---------------------------------------------------------------
                                   (CUSIP Number)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 8 Pages

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                                 SCHEDULE 13G

CUSIP No. 461851 10 7                                     Page 1 of 2 Pages


-------------------------------------------------------------------------------
 (1) NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         HAKON Holdings, S.A.

-------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a)  / /
                                                                  (b)  /X/

-------------------------------------------------------------------------------
 (3) SEC USE ONLY

-------------------------------------------------------------------------------
 (4) CITIZENSHIP OR PLACE OF ORGANIZATION

           Luxembourg
-------------------------------------------------------------------------------
   NUMBER OF                  (5) SOLE VOTING POWER          385,474
    SHARES                  --------------------------------------------------
 BENEFICIALLY                 (6) SHARED VOTING POWER        0
  OWNED BY                  --------------------------------------------------
   REPORTING                  (7) SOLE DISPOSITIVE POWER     385,474
  PERSON WITH               --------------------------------------------------
                              (8) SHARED DISPOSITIVE POWER   0

-------------------------------------------------------------------------------
 (9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         385,474
-------------------------------------------------------------------------------
(10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

-------------------------------------------------------------------------------
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         3.24%
-------------------------------------------------------------------------------
(12) TYPE OF REPORTING PERSON
         OO (Corporation)
-------------------------------------------------------------------------------


                              Page 2 of 8 Pages

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                                 SCHEDULE 13G

CUSIP No. 461851 10 7                                     Page 2 of 2 Pages


-------------------------------------------------------------------------------
 (1) NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Bruno Trezza

-------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a)  / /
                                                                  (b)  /X/

-------------------------------------------------------------------------------
 (3) SEC USE ONLY

-------------------------------------------------------------------------------
 (4) CITIZENSHIP OR PLACE OF ORGANIZATION

           Italy
-------------------------------------------------------------------------------
   NUMBER OF                  (5) SOLE VOTING POWER          445,736
    SHARES                  --------------------------------------------------
 BENEFICIALLY                 (6) SHARED VOTING POWER        0
  OWNED BY                  --------------------------------------------------
   REPORTING                  (7) SOLE DISPOSITIVE POWER     445,736
  PERSON WITH               --------------------------------------------------
                              (8) SHARED DISPOSITIVE POWER   0

-------------------------------------------------------------------------------
 (9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         445,736
-------------------------------------------------------------------------------
(10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

-------------------------------------------------------------------------------
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         3.73%
-------------------------------------------------------------------------------
(12) TYPE OF REPORTING PERSON
         IN
-------------------------------------------------------------------------------


                              Page 3 of 8 Pages

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                               SCHEDULE 13G
ITEM 1.

     (a)  NAME OF ISSUER:

          InVision Technologies, Inc.

     (b)  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICE:

          3420 E. Third Avenue
          Foster City, CA 94404

ITEM 2.

     (a)  NAME OF PERSON FILING:

          HAKON Holdings, S.A.
          Bruno Trezza

     (b)  ADDRESS OF PRINCIPAL BUSINESS OFFICES OR, IF NONE,
          RESIDENCE:

          (i)  The address of HAKON Holdings, S.A. is:

                     2 Boulevard Royal
                     Luxembourg

          (ii) The address of Bruno Trezza is:

                     Via Orazio 30
                     Rome, Italy 00193

     (c)  CITIZENSHIP:

          HAKON Holdings, S.A.     Luxembourg
          Bruno Trezza             Italy

     (d)  TITLE OF CLASS OF SECURITIES:

          Common Stock, par value $0.001 per share

     (e)  CUSIP NUMBER:

          461851 10 7


                              Page 4 of 8 Pages

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ITEM 3.   IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b),
          CHECK WHETHER THE PERSON FILING IS A:

          Not Applicable

ITEM 4.   OWNERSHIP:

     (a)  AMOUNT BENEFICIALLY OWNED:

     HAKON Holdings, S.A. is the beneficial owner of 385,474 shares of the Common Stock of InVision Technologies, Inc. Bruno Trezza is the controlling stockholder of HAKON Holdings, Inc. In addition, Dr. Trezza has the right to acquire 60,262 shares of Common Stock pursuant to exercisable stock options within 60 days after December 31, 1997.

     (b)  PERCENT OF CLASS:

          HAKON Holdings, S.A.     3.24%
          Bruno Trezza             3.73%

     (c)  NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

          (i)   sole power to vote or direct the vote

                    HAKON Holdings, S.A.     385,474 shares
                    Bruno Trezza             445,736 shares

          (ii)  shared power to vote or to direct the vote

                    HAKON Holdings, S.A.     0
                    Bruno Trezza             0

          (iii) sole power to dispose or to direct the disposition of

                    HAKON Holdings, S.A.     385,474 shares
                    Bruno Trezza             445,736 shares

          (iv)  shared power to dispose or to direct the disposition of

                    HAKON Holdings, S.A.     0
                    Bruno Trezza             0


                              Page 5 of 8 Pages

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ITEM 5.    OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

           Not Applicable

ITEM 6.    OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

           Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
           COMPANY:

           Not Applicable

ITEM 8.    IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

           Not Applicable

ITEM 9.    NOTICE OF DISSOLUTION OF GROUP:

           Not Applicable

ITEM 10.   CERTIFICATION:

           Not Applicable

EXHIBIT A: JOINT FILING STATEMENT


                              Page 6 of 8 Pages

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                                  SIGNATURE


     After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

February 12, 1998

HAKON HOLDINGS, S.A.

By:       /s/ Curtis P. DiSibio              /s/ Curtis P. DiSibio
   --------------------------------------    -----------------------------------
Name: Curtis P. DiSibio, Attorney-in-fact    Curtis P. DiSibio, Attorney-in-fact


                              Page 7 of 8 Pages

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                                     EXHIBIT A

                               JOINT FILING STATEMENT



     Pursuant to Rule 13d-1(f)(1), we, the undersigned, hereby express our agreement that the attached Schedule 13G is filed on behalf of each of us.

Date:  February 12, 1998

                                          HAKON HOLDINGS, S.A.


                                          By: /s/ Curtis P. DiSibio
                                             -------------------------
                                             Curtis P. DiSibio, Attorney-in-fact



                                             /s/ Curtis P. DiSibio
                                             -------------------------
                                             Curtis P. DiSibio, Attorney-in-fact



                              Page 8 of 8 Pages